SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  April 15, 1997
                                                 ___________________


                         KING WORLD PRODUCTIONS, INC.
           _____________________________________________________
            (Exact Name of Registrant as Specified in Charter)


      Delaware                   1-9244              13-2565808
___________________________________________________________________
(State or Other Jurisdiction    (Commission       (I.R.S. Employer
of Incorporation)               File Number)    Identification No.)


1700 Broadway, New York, New York                            10019
___________________________________________________________________
(Address of Principal Executive Offices)                 (Zip Code)



Registrant's telephone number, including area code  (212) 315-4000
                                                    ______________


___________________________________________________________________
   (Former Name or Former Address, if Changed Since Last Report)



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Item 5.   Other Events.
          _____________

          On April 15, 1997, the Company announced that the Board of Directors had approved a program to repurchase up to 5,000,000 shares of its Common Stock and had declared a special dividend distribution of $2.00 per share.

          Under the share repurchase program, the Company may from time to time purchase shares of Common Stock in the open market and in privately negotiated transactions, at such prices and times as it deems advantageous. Purchases under the share repurchase program will be financed out of the Company's available cash and liquid investments. If the Company were to repurchase all shares authorized to be repurchased at an average price equal to the closing price of the Common Stock on the New York Stock Exchange on April 11, 1997 ($35.50 per share), approximately $177.5 million of the Company's cash reserves would be used in the share repurchase program.

          The special dividend will be payable on May 16, 1997 to stock-holders of record on April 25, 1997 and will be financed out of the Company's available cash and liquid investments. Approximately $75 million of the Company's cash reserves will be used to pay the special dividend.



Item 7.   Financial Statements, Pro Forma Financial Information and Exhib-
its.      ________________________________________________________________
____

(c)  Exhibits.

          99.1 Press Release dated April 15, 1997 captioned "King World Declares Special Dividend."


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                                 SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              KING WORLD PRODUCTIONS, INC.,



                              By:    /s/Michael King
                                  Name: Michael King
                                  Title: President and Chief
                                  Executive Officer


Date:  April 15, 1997
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                             INDEX TO EXHIBITS


Exhibit                       Description
_______                       ___________

 10.1 Press Release dated April 15, 1997 captioned "King World Declares Special Dividend."